Plan and Agreement of Exchange
By and Between ALLIANCE CONSUMER INTERNATIONAL, INC.
A California Corporation And
NUTRASTAR INCORPORATED, A Nevada Corporation

         THIS PLAN AND AGREEMENT OF EXCHANGE (this "Agreement') is made and entered into by and between Alliance Consumer International, Inc., a California corporation (hereinafter sometimes called "Alliance Consumer") and NutraStar Incorporated, a Nevada corporation, (hereinafter sometimes called "NutraStar") at Salt Lake City, Utah on this 9th day of November, 2001.
         WHEREAS, Alliance Consumer is a publicly held corporation whose shares are routinely the subject of bid and ask quotations on the National Association of Securities Dealers Over-the-Counter Electronic Bulletin Board who is seeking to acquire one or more active business operations as wholly-owned subsidiaries; and
         WHEREAS, NutraStar is a Nevada corporation whose management and shareholders desire to have the corporation acquired as a subsidiary of a publicly held corporation (the "Acquisition"); and
         WHEREFORE, in order to effect the acquisition of NutraStar by Alliance Consumer and set forth the representations, warranties and respective obligations of the parties related thereto, Alliance Consumer and NutraStar desire to enter into this written agreement:
         NOW, THEREFORE, in consideration of the mutual representations, warranties, agreements and obligations hereinafter set forth, the parties hereto mutually agree as follows:


                                    Article I
                                 Share Exchange

Section 1.01:  Sale of Shares of NutraStar
               ---------------------------
         NutraStar hereby agrees to assist Alliance Consumer in the assembly of certificates representing at least 95% of the issued and outstanding common shares of NutraStar, endorsed by their registered owners in favor of Alliance Consumer, and cause the same to be delivered to Alliance Consumer free and clear of any liens, claims or encumbrances of any type or sort, subject to the warranties contained in Article III of this agreement.

Section 1.02: Consideration for Transfer of NutraStar Shares.
              -----------------------------------------------
         As consideration for the aforesaid assignment of NutraStar shares, Alliance Consumer agrees to issue and cause to be delivered duly issued certificates representing 17,000,000 shares (the "Exchange Shares") of the Common Stock of Alliance Consumer (the "Common Stock") to the shareholders of NutraStar in the names and amounts specified in the various exchange agreements between the shareholders of NutraStar and Alliance Consumer. The Exchange Shares shall represent not less than 82.33 % of the 20,649,520 shares that will constitute all of the issued and outstanding shares of the Common Stock immediately after the Closing (as defined herein), excluding any securities sold in connection with the Acquisition immediately following the Closing as set forth in Section 2.02 hereof.

Section 1.03: Closing.
              --------
         Subject to the conditions set forth herein, this Agreement shall be closed by the delivery of all documents, schedules, financial statements required by this Agreement on or before December 6, 2001, the date which shall be deemed the "Closing Date" or "Closing" as referred to herein. Upon notice by NutraStar that it cannot effect the Closing by December 6, 2001 and that it is using its commercial best efforts to cause the Closing to occur, the Closing Date shall be extended to December 31, 2001. In the event that NutraStar is ready, willing and able to effect the Closing on or before the Closing Date and the Closing does not occur as a result of Alliance Consumer's failure to effect the Closing, the Closing Date shall be extended until such time as Alliance Consumer is ready, willing and able to effect the Closing.

Section 1.03.  Record Registration of Alliance Consumer Shares.
               ------------------------------------------------
         All shares to be issued by Alliance Consumer pursuant to this Agreement shall be represented by certificate[s] duly registered to shareholders of NutraStar that NutraStar identifies to Alliance Consumer prior to the Closing, subject to the warranties and restrictions set forth in Article II of this Agreement.

                                   Article II
         Covenants, Representations, and Warranties of Alliance Consumer

         Alliance Consumer and Radd C. Berrett hereby represent, warrant and covenant as follows:

Section 2.01:  Legal Status
               ------------
         Alliance Consumer is a corporation duly organized, validly existing and in good standing under the laws of California with lawful power to conduct all businesses in which it is engaged in all jurisdictions in which it is found.

Section 2.02: Capitalization
              --------------
         Alliance Consumer has an authorized capitalization of Fifty Million (50,000,000) common shares of no par value. There are presently 3,649,520 shares of the Common Stock outstanding (the "Original Shares"). Alliance agrees that it will, immediately after the Closing, issue to the shareholders indicated by NutraStar an additional 1,000,000 of its restricted shares of Common Stock and up to 2,000,000 of its restricted Series A Preferred Stock (the "New Securities") without registration under the Securities Act of 1933 (the "Act") in reliance on the exemption from registration provided by ss.3(b) of the Act and Rule 506 of Regulation D thereunder, from which placement it shall have received and will maintain at the Closing, gross proceeds of not less than $1 million with respect to the issuance of the restricted shares of the Common Stock. Upon the Closing and excluding any of the New Securities, the Original Shares are not restricted securities under Rule 144 of the Act and the certificates therefor do neither bear nor require a restrictive legend. Section

2.03: Financial Condition
      -------------------
         The audited financial statements of Alliance Consumer as of December 31, 2001, and the unaudited but reviewed stub period financial statements for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001 which are attached hereto as Exhibits 2.01(a), (b), (c) and (d) respectively, fully and accurately represent the financial condition of Alliance Consumer at the date indicated. There have been no material adverse changes to the financial conditions described in those financial statements since their dates. No material changes in the financial condition of Alliance as represented by the unaudited quarterly stub statement as of September 30, 2001 shall have occurred prior to the Closing.

Section 2.04:  Performance Not Violative of Any Instrument
               -------------------------------------------
         Neither the execution of this Agreement nor the performance by Alliance Consumer of its obligations hereunder will result in any breach of the terms of the conditions of, or constitute a default under, any agreement or instrument to which Alliance Consumer is a party, or by the terms of which Alliance Consumer is bound. Alliance Consumer is not a party to any contract or obligation whatsoever to any third party with respect to professionals engaged in the connection with the negotiation and delivery of this Agreement and NutraStar.

Section 2.05:  Liabilities and Litigation
               --------------------------
         Except for the obligations of Alliance Consumer to Fidelity Stock Transfer in the normal course of business, there are not now, and at the Closing there will not be any material claims, actions, proceedings, or investigations pending or threatened against Alliance Consumer in any court or regulatory agency, nor any orders, writs, or injunctions issued out of any such court or agency affecting Alliance Consumer. At the Closing, Alliance Consumer shall not have any liabilities, contingent or otherwise and shall not be obligated to perform services or provide products for any third party.

Section 2.06:  Securities to be Issued
               -----------------------
         The Exchange Shares are of no par value and have equal voting rights as all other outstanding shares of the Common Stock. NutraStar hereby acknowledges its awareness that said shares will not, when issued, have been registered under either the Act or under the Uniform Securities Act of any state; but are being issued in reliance on the exemption from federal regulation provided by Section 4(2) of the Act for transactions by an issuer not involving any public offering and from state registration by applicable isolated transaction or private placement exemptions.

Section 2.07: Shareholder Approval
              --------------------
         As of the Closing, Alliance Consumer shall have obtained the written consent to issue the Exchange Shares from its shareholders holding at least 93% of the issued and outstanding shares of Common Stock immediately prior to the Closing. With respect to those shareholders from whom Alliance Consumer does not receive such written consent, Alliance Consumer shall have complied with all notice and disclosure requirements under federal and state law, including without limitation the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the California corporations code. With respect to any disclosure document required by federal or state securities laws, NutraStar and its legal counsel shall have the opportunity to review and approve any such document before its submission to the appropriate regulatory authorities and shareholders and review any comments and responses to such comments from any regulatory authorities.

Section 2.08  Resignation of Officers and Directors.
              -------------------------------------
         At the Closing, all of the officers and directors of Alliance Consumer immediately prior to the Closing shall tender their resignations.


                                   Article III
             Covenants, Representations, and Warranties of NutraStar

         NutraStar hereby represents, warrants and covenants as follows:

Section 3.01:  Legal Status
               ------------
         NutraStar is a corporation duly organized existing, and in good standing under the state of Nevada with legal authority to enter into this transaction.

Section 3.02:  Corporate Approval
               ------------------
         NutraStar warrants that it will, prior to the Closing, take all corporate actions and duly adopted all resolutions required by its charters and by-laws to permit its officers to enter into this transaction and perform its obligations thereunder. It will, prior to the Closing, have conducted a duly called meeting of its stockholders who shall have approved this transaction as contemplated herein. It shall have dealt with any dissenting stockholders pursuant to the corporate laws of the State of Nevada and received, for transfer to Alliance Capital, certificates constituting at least 95% of the issued and outstanding shares of NutraStar with the consent of each stockholder to the exchange of those shares for shares of Alliance Consumer.

Section 3.03. Material Contracts
              ------------------
         NutraStar is not, and at the closing date will not be a party to, or bound by any material, oral, or written contract which would render its execution of this agreement, or any action it may take to distribute the Alliance Consumer shares issued pursuant hereto to its stockholders, pro rata to their respective interests in NutraStar, a breech.

Section 3.05:  Litigation
               ----------
         Except as set forth on Schedule 3.05 hereof, there are not now, and at the Closing there will not be any material claims, actions, proceedings, or investigations pending or threatened against NutraStar in any court or regulatory agency which would bar or infringe the conveyances contemplated hereby or the value of the assets conveyed.

Section 3.06:  Taxes
               -----
         Except as set forth on Schedule 3.06 hereof, NutraStar does not owe any state, federal, or local taxes except taxes accrued during 2001 which are not yet due, and has filed all tax returns required to be filed by it.

Section 3.07: Obligation of NutraStar Regarding Securities Act Registration
              -------------------------------------------------------------
         NutraStar agrees that it will disclose all relevant facts and comply with all applicable federal and state securities laws regarding the issuance of the Exchange Shares to the NutraStar shareholders, that it will make available all financial and business records necessary to permit Alliance Consumer to constructively assist in the disclosure process, and that it will not, in connection with such process and the distribution of the securities pursuant to any such disclosure, (i) employ any device, scheme or artifice to defraud, (ii) make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstance under which they are made, not misleading, (iii) or engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon any person. NutraStar further agrees that it will not, in connection with any such registration or distribution, do any act which would constitute a violation of Section 17 of the Act, and any regulations promulgated thereunder, or any other antifraud provision of any state or federal securities law.

Section 3.08: Provisions Related to the Acquisition of Shares of Common Stock by
              ------------------------------------------------------------------
              NutraStar Shareholders
              ----------------------
         In connection with the acquisition of the Exchange Shares by its shareholders, NutraStar on behalf itself and its shareholders acknowledges, warrants, and represents as follows:
         a. It has received and reviewed filings made by Alliance Consumer under ss. 13 or ss. 15(d) of the Exchange Act via the Edgar Filing System maintained by the Securities and Exchange Commission, as well as certain information prepared by Alliance Consumer pursuant to Rule 15c2-11 of the Exchange Act;

         b. NutraStar is a business entity managed by persons of sufficient business experience to evaluate the risks inherent in this transaction;
         c. There is an exemption from registration available to permit the transfer of the Exchange Shares to NutraStar's shareholders.
         d. It consents to the placement on each certificate representing the Exchange Shares a standard form investment legend stating that the shares are not registered under the Act and cannot be sold, hypothecated, or transferred without registration or under an appropriate exemption from registration.
         e. It acknowledges its familiarity with Rule 144 of the Securities and Exchange Commission which has been promulgated pursuant toss.3(b) of the Act which generally governs resale of restricted securities, and further concedes that Alliance Consumer has not represented, directly or indirectly, that the exemption provided by either rule will ever be available to NutraStar or its assignees.
         f. NutraStar hereby consents to the placement of "stop-transfer" instructions as to all shares issued to it hereunder and agrees to procure consent to such instructions from any person to whom it may transfer any of the shares.

                                   Article IV
                                  Miscellaneous
                                  -------------
Section 4.01:     Notices
                  -------
         Any notice or other communications required hereby shall be deemed delivered when deposited in the United States mails for transmittal by certified or registered mail, postage prepaid, return receipt requested, addressed to the respective corporate and individual parties hereto as set forth on Exhibit 4.01 hereto.

Section 4.02:     Entire Agreement Counterparts
                  -----------------------------
         This instrument and the exhibits and schedules hereto contain the entire agreement of the parties. It may be executed in any number of counterparts, each of which shall be deemed original, but such counterparts together constitute only one and the same instrument.

Section 4.03:     Controlling Law
                  ---------------
         The validity, interpretation of terms and performance of this agreement shall be governed by and constructed under the laws of California. Section 4.04 Attorneys' Fees:
         In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing party or parties shall reimburse the non-prevailing party or parties for all costs, including reasonable attorneys' fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 4.05  Entire Agreement:
              ----------------
         This Agreement represents the entire agreement among the parties relating to the subject matter hereof. All previous agreements between the parties, whether written or oral, have been merged into this Agreement. This Agreement alone fully and completely expresses the agreement of the parties relating to the subject matter hereof. There are no other courses of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth herein.

Section 4.06  Survival:
              --------
         The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of two years from the Closing Date.

Section 4.07 Counterparts:
             -------------
         This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

Section 4.08 Remedies Cumulative; Amendment or Waiver:
             -----------------------------------------
         Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and such remedies may be enforced concurrently, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance thereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.


                                    Article V
                                 Indemnification

Section 5.01:  Indemnification by NutraStar
               ----------------------------
         NutraStar will indemnify and hold harmless Alliance Consumer and its directors and officers, and each person, if any, who controls Alliance Consumer within the meaning of the Act, from and against any and all losses, claims, damages, expenses, liabilities, or actions to which any of them may become subject under applicable law (including the Act and the Exchange Act) and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any claims or actions, whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any application or statement filed with a governmental body or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by NutraStar expressly for use therein. NutraStar agrees at any time upon the request of Alliance Consumer to furnish it with a written letter or statement confirming the accuracy of the information with respect to NutraStar contained in any report or other application or statement referred to in this Section 5.01, or in any draft of any such documents, and confirming that the information with respect to NutraStar contained in such document or draft was furnished by NutraStar, indicating the inaccuracies or omissions contained in such document or draft or indicating the information not furnished by NutraStar expressly for use therein. The indemnity agreement contained in this Section 5.01 shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of Alliance Consumer and shall survive the consummation of the transactions contemplated by this Agreement for a period of two years.

Section 5.02     Indemnification by Alliance Consumer and Radd C. Berrett
                 --------------------------------------------------------
         Alliance Consumer and Radd C. Berrett will indemnify and hold harmless NutraStar, its directors and officers, and each person, if any, who controls NutraStar within the meaning of the Act, and NutraStar's shareholders from and against (a) any and all losses, claims, damages, expenses, liabilities, or actions to which any of them may become subject under applicable law (including the Act and the Exchange Act) and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any claims or actions, whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any application or statement filed with a governmental body or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by Alliance Consumer expressly for use therein, and (b) any claims made against Alliance Consumer after the Closing by any party regarding an obligation of Alliance Consumer in effect immediately prior to the Closing. Alliance Consumer agrees at any time upon the request of NutraStar to furnish to it a written letter or statement confirming the accuracy of the information with respect to Alliance Consumer and its subsidiaries contained in any information statement, report, or other application or statement referred to in this Section 5.02, or in any draft of any such document, and confirming that the information with respect to Alliance Consumer contained in such document or draft was furnished by Alliance Consumer, indicating the inaccuracies or omissions contained in such document or draft or indicating the information not furnished by Alliance Consumer expressly for use therein. The indemnity agreement contained in this Section 5.02 shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of NutraStar and shall survive the consummation of the transactions contemplated by this Agreement for a period of two years.

                                   ARTICLE VI
                Conditions Precedent to Obligations of NutraStar

         The obligations of NutraStar under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 6.01  Accuracy of Representations:
              ----------------------------
         The representations and warranties made by Alliance Consumer in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement), and Alliance Consumer shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing. NutraStar shall be furnished with a certificate, signed by a duly authorized officer of Alliance Consumer and dated the Closing Date, to the foregoing effect.

Section 6.02  Officer's Certificates:
              -----------------------
         NutraStar shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized executive officer of Alliance Consumer to the effect that no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of Alliance Consumer, threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement. Furthermore, based on certificates of good standing, representations of government agencies and Alliance Consumer's own documents, the certificate shall represent that:
         (a) This Agreement and each other agreement or document to be executed and delivered pursuant to the terms of this Agreement has been duly approved by Alliance Consumer's board of directors and has been duly executed and delivered in the name and on behalf of Alliance Consumer by its duly authorized officers pursuant to, and in compliance with, authority granted by the board of directors and shareholders of Alliance Consumer in the manner required by the California Corporations Code;
         (b) The representations and warranties of Alliance Consumer set forth in this Agreement and each other agreement or document to be executed and delivered pursuant to this Agreement are true and correct as of the date of the certificate;
         (c) There has been no Alliance Consumer Material Adverse Effect (as defined herein) up to and including the date of the certificate, and Alliance Consumer is current in the filing of all periodic reports required to be filed by it with the SEC. "Alliance Consumer Material Adverse Effect" means any change in or effect (i) that is or will be materially adverse to the business, results of operations, or financial condition of Alliance taken as a whole, or (ii) that will prevent or materially impair Encore' ability to consummate the Closing.; and
         (d) All conditions required by this Agreement to have been met, satisfied, or performed by Alliance Consumer have been met, satisfied or performed.

Section 6.03  No Alliance Consumer Material Adverse Effect:
              --------------------------------------------
         There shall not have occurred any Alliance Consumer Material Adverse Effect.

Section 6.04  Good Standing:
              -------------
         NutraStar shall have received certificates of good standing from the California Secretary of State, dated as of a date within five days prior to the Closing Date, certifying that Alliance Consumer is in good standing as a corporation in the state of California.

Section 6.05 Alliance Consumer Stockholder Approval:
             ---------------------------------------
         The shareholders of Alliance Consumer shall have approved this Agreement and the Merger if and to the extent required by the California corporations code.

Section 6.06 Resignations; New Board of Directors:
             -------------------------------------
         The members of the Board of Directors and the officers of Alliance Consumer shall have resigned and the Board of Directors of Alliance Consumer shall have filled the vacancies on the Board of Directors with the nominees of NutraStar.

Section 6.07 Other Items:
             -----------
         NutraStar shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as NutraStar may reasonably request.

WHEREFORE, we have set our hands hereto this 9th day of November, 2001


                                   Alliance Consumer International, Inc.



                                   By: /s/ Radd C. Berrett
                                       ---------------------------------
                                         President

Attest:





/s/ Radd C. Berrett
--------------------
Secretary

                                   NutraStar Incorporated.



                                   By: /s/ Patricia McPeak
                                       ----------------------------------
                                         President


Attest:



/s/ Edward G. Newton
--------------------
Secretary


With respect to Article II and Article V only:


/s/ Radd C. Berrett
--------------------
Radd C. Berrett

                                  Schedule 3.5
                                  ------------

                                   Litigation

 Kanter v. NutraStar and Patricia McPeak
 ---------------------------------------
 California Superior Court, Ventura County, Civil Action # CIV205570
 -------------------------------------------------------------------

 Dr. Kanter is suing NutraStar and Ms. McPeak for breach of contract, fraud, intentional misrepresentation, negligent misrepresentation, promise without intent to perform, violation of California Corp. Code 27101. Plaintiff alleges an oral contract where Plaintiff was to invest $100,000 and Defendants would not use or spend this money until the Plaintiff received a private placement memorandum and subscription materials. Plaintiff alleges that he chose not to invest and requested the return of his funds and that the Defendants failed to return this money and commingled it with other funds. NutraStar is currently in settlement discussions with the Plaintiff which would be effected on the Closing.

 Newgold, Inc., Scott Dockter, and Edward Mackay v. NutraStar and Patricia McPeak California Superior Court, El Dorado County, Civil Action # PC20010375

 The Plaintiffs are suing for breach of contract, fraud, and unfair business practices. Plaintiffs allege that, in reliance on promises regarding patents and other benefits, a promissory note for $250,000 and loans of $150,000 were provided to Defendants. It is alleged that Defendants failed to repay these amounts on time and have diverted these funds to other uses. NutraStar intends to vigorously counterclaim against Defendants in amounts in excess of Plaintiffs' claims based on claims of breach of contract that Plaintiffs failed to perform certain investment banking and other services. NutraStar is currently in settlement discussions with the Plaintiffs that would be effected on the Closing.




                                  Schedule 3.6
                                  ------------

                                      Taxes

                                      None